EXHIBIT 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
FOR IMMEDIATE RELEASE

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Eric Boyriven/Alexandra Tramont
(212) 850-5600

MILLER INDUSTRIES REPORTS 2009 FIRST QUARTER RESULTS

CHATTANOOGA, Tennessee, May 6, 2009 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the first quarter ended March 31, 2009.
For the first quarter of 2009, net sales were $58.8 million, compared to $67.6 million for the first quarter of 2008.  Net income in the first quarter of 2009 was $913,000, or $0.08 per diluted share, compared to net income of $927,000, or $0.08 per diluted share, in the prior year period.
Gross profit for the first quarter of 2009 was $8.4 million, or 14.3% of net sales, compared to $8.3 million, or 12.2% of net sales, for the first quarter of 2008.  For the first quarter of 2009, selling, general and administrative expenses were $6.4 million versus $6.3 million for the prior year period.
Interest expense in the first quarter of 2009 decreased to $325,000 from $454,000 in the first quarter of 2008, primarily due to decreases in interest on chassis purchases together with interest on distributor floor plan financing as well as lower debt levels and lower interest rates.  Total debt under the Company’s credit facility at March 31, 2009 was approximately $1.8 million, down from $2.1 million at December 31, 2008 and $3.2 million at March 31, 2008.
Other income and expense related to foreign currency transaction gains and losses was a loss of $55,000 in the first quarter of 2009 compared to a loss of $22,000 in the first quarter of 2008.

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MILLER INDUSTRIES REPORTS 2009 FIRST QUARTER RESULTS	PAGE 2

Jeffrey I. Badgley, President and Co-CEO of the Company, stated, “Our results for the quarter reflect the benefits of our ongoing cost control initiatives, as we were able to achieve earnings that were in line with the prior year period despite operating under far worse economic conditions.  During the quarter, we continued to see soft demand from our customers, but, as a result of our cost cutting initiatives and a favorable product mix, our gross and operating margins each improved from year-ago levels.”
Mr. Badgley continued, “We made some difficult decisions during the quarter, including reductions in production hours through reduced work weeks and furloughs at all U.S. facilities, headcount reductions for certain non-production personnel and salary reductions for most salaried personnel.  These decisions helped offset the impact of lower demand during the quarter, and we believe our business will see additional incremental benefits from these initiatives in the near-term.  We continue to operate from a strong financial position, generating positive cash flow and further reducing our debt obligations. This has helped our business weather the current downturn and has strengthened our position for an eventual market turnaround.”
Mr. Badgley concluded, “We remain committed to developing innovative, high quality products for our customers and are encouraged by the interest generated by our new product offerings at last month’s annual trade show in Florida.  However, our order intake remains soft and visibility continues to be limited in the current environment.  We believe that the cost control initiatives we have taken, and will continue to take, will help mitigate the impact of weaker demand as we continue to adapt to market challenges.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, May 7, 2009, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=58476

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through May 14, 2009.  The replay number is (877) 344-7529, Passcode 421744.

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MILLER INDUSTRIES REPORTS 2009 FIRST QUARTER RESULTS	PAGE 3

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things, economic and market conditions; the risks related to the general economic health of our customers; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; changes in fuel and other transportation costs; the cyclical nature of our industry; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; the success and timing of existing and additional export and governmental orders; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2008, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
			%
	2009	2008	Change
NET SALES	$58,756	$67,621	-13.1%

COSTS AND EXPENSES:

COST OF OPERATIONS	50,353	59,357	-15.2%

SELLING, GENERAL AND	6,438	6,311	2.0%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	325	454	-28.4%

OTHER (INCOME) EXPENSE	55	22	150.0%

TOTAL COSTS AND EXPENSES	57,171	66,144	-13.6%

INCOME BEFORE INCOME TAXES	1,585	1,477	7.3%

INCOME TAX PROVISION	672	550	22.2%

NET INCOME	$913	$927	-1.5%

BASIC INCOME PER COMMON SHARE	$0.08	$0.08	0.0%

DILUTED INCOME PER COMMON SHARE	$0.08	$0.08	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,608	11,594	0.1%
DILUTED	11,644	11,632	0.1%